Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Pearson plc.’s Annual Report on Form 20-F for the year ended December 31, 2010.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London, England
March 29, 2011